Exhbit 99.1

FOR IMMEDIATE RELEASE

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2012

▪	Q2 2012 total revenues of $70.4 million; YTD 2012 total revenues of $120.7 million
▪	Q2 2012 net income of $7.6 million, or $0.21 per share; YTD 2012 net income of $0.8 million, or $0.02 per share
▪	Q3 2012 total revenue forecast of $60 to $70 million
▪	FY 2012 guidance reaffirmed: total revenues of $280 to $300 million and net income of $15 to $25 million

ROCKVILLE, MD, August 2, 2012-Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the second quarter and six months ended June 30, 2012.

Total revenues for Q2 and the first six months of 2012 were $70.4 million and $120.7 million, respectively.  Net income for Q2 2012 was $7.6 million, or $0.21 per basic share.  Net income for the first six months of 2012 was $0.8 million or $0.02 per share.

The company also provided a forecast for Q3 2012 revenues of $60 to $70 million and reaffirmed its full year 2012 guidance for total revenues of $280 to $300 million and net income of $15 to $25 million.

Q2 Operational Accomplishments

▪	Initiated manufacture of BioThrax consistency lots in Building 55;
▪	Received FDA approval for BioThrax administered intramuscularly in a three-dose primary series;
▪	Secured additional BARDA funding to conduct a non-interference study to support licensure of BioThrax for post-exposure prophylaxis (PEP);
▪	Completed dosing and the last subject visit in a pivotal PEP immunogenicity and safety study evaluating a three-dose vaccination schedule for BioThrax;
▪	Secured a new BARDA development contract to establish a Center for Innovation in Advanced Development and Manufacturing at the company's Baltimore facility;
▪	Secured NIAID grant to further advance the development of MVA85A, a candidate vaccine against tuberculosis; and
▪	Announced a stock repurchase program.

Daniel J. Abdun-Nabi, president and chief executive officer of Emergent BioSolutions, said, "The performance of our business during the second quarter and first half of 2012 was in line with expectations.  We look forward to building on our year-to-date success and anticipate achieving key milestones in the near term, including - completing Building 55 consistency lot manufacture, reviewing preliminary efficacy data from our TB vaccine Phase IIb infant trial, concluding enrollment in our TRU-016 Phase II CLL combination study, and presenting data from our TRU-016 Phase Ib NHL combination study and Phase Ib CLL combination study."

Financial Results

Product Sales
For Q2 2012, product sales were $53.2 million, a decrease from $71.5 million for Q2 2011.  This decrease was primarily due to fewer doses of BioThrax delivered.

For the six month period of 2012, product sales were $87.5 million, an increase from $77.1 million in the comparable period of 2011.  This increase was primarily due to more doses of BioThrax delivered, partially offset by a lower sales price per dose.  Product sales revenues for the six month period of 2012 included BioThrax sales to HHS of $87.3 million.

Contracts and Grants Revenues
For Q2 2012, contracts and grants revenues were $17.2 million, an increase from $16.7 million for Q2 2011.

For the six month period of 2012, contracts and grants revenues were $33.2 million, an increase from $29.6 million in the comparable period of 2011.  This increase in both periods was primarily due to increased activity and associated revenue from the company's development contracts.

Cost of Product Sales
For Q2 2012, cost of product sales was $13.2 million, a decrease from $16.1 million for Q2 2011.  This decrease was attributable to fewer doses of BioThrax delivered.

For the six month period of 2012, cost of product sales were $20.7 million, an increase from $17.1 million in the comparable period of 2011.  This increase was primarily attributable to the increase in the number of BioThrax doses delivered.

Research and Development
For Q2 2012, research and development expenses were $30.6 million, a decrease from $31.5 million for Q2 2011.  Net of development contracts and grants revenue along with the net loss attributable to non-controlling interests, research and development expenses were $11.3 million for Q2 2012, a decrease from $13.1 million for the comparable period in 2011.

For the six month period of 2012, research and development expenses were $56.9 million, a decrease from $66.2 million in the comparable period of 2011.  This decrease primarily reflects lower contract service and personnel-related costs.  Net of development contracts and grants revenue along with the net loss attributable to non-controlling interests, research and development expenses were $20.4 million for Q2 2012, a decrease from $33.2 million for the comparable period in 2011.

Selling, General and Administrative
For Q2 2012, selling, general and administrative expenses were $17.9 million, a decrease from $20.4 million for Q2 2011.

For the six month period of 2012, selling, general and administrative expenses were $37.4 million, a decrease from $38.6 million in the comparable period of 2011.  This decrease in both periods was primarily due to charges incurred in 2011 related to the restructuring of the company's UK operations.

Financial Condition and Liquidity
Cash and cash equivalents combined with investments at June 30, 2012 was $161.8 million, compared to $150.4 million at March 31, 2012 and $145.9 million at December 31, 2011.  Additionally, at June 30, 2012, the accounts receivable balance was $46.8 million, which is comprised primarily of unpaid amounts due for shipments of BioThrax to the US government.

Forecast: Q3 2012
For Q3 2012, the company anticipates total revenues of $60 to $70 million.

Forecast: Full Year 2012
For full year 2012, the company is reaffirming its forecast of total revenues of $280 to $300 million, split between product sales of $220 to $230 million and contracts and grants revenue of $60 to $70 million.  The company also reaffirms its forecast of net income of $15 to $25 million.

Conference Call and Webcast
Company management will host a conference call at 5:00 pm Eastern on August 2, 2012 to discuss these financial results.  The conference call will be accessible by dialing 888/713-4214 or 617/213-4866 (international) and providing passcode 49184891.  A webcast of the conference call will be accessible from the company's website at www.emergentbiosolutions.com, under "Investors".  A replay of the conference call will be accessible, approximately two hours following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using passcode 35599950.  The replay will be available through August 16, 2012.  The webcast will be archived on the company's website, www.emergentbiosolutions.com, under "Investors".

About Emergent BioSolutions Inc.
Emergent BioSolutions protects and enhances life by developing and manufacturing vaccines and therapeutics that are supplied to healthcare providers and purchasers for use in preventing and treating disease.  Our marketed and investigational products target infectious diseases, oncology and autoimmune disorders.  Additional information about us may be found at www.emergentbiosolutions.com.  Follow us on twitter: @emergentbiosolu.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including our expected revenue growth and net earnings for full year 2012, and our expected revenue for Q3 2012, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. Such statements are based upon the current beliefs and expectations of management that are subject to risks, uncertainties and other important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts or modifications to existing contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to perform under our current development contracts with the U.S. government; our plans to expand our manufacturing facilities and capabilities, including our ability to develop and obtain regulatory approval for manufacturing of BioThrax® in our large-scale vaccine manufacturing facility in Lansing, Michigan; our ability to perform under our contract with the U.S. government to establish a Center for Innovation in Advanced Development and Manufacturing; the rate and degree of market acceptance of our products and product candidates; the success of preclinical studies and clinical trials of our product candidates and post-approval clinical utility of our products; the potential benefits of our existing collaborations and our ability to selectively enter into additional collaborative arrangements; the extent to which our licensing and acquisition activities are complementary to the company's existing business and whether anticipated synergies and benefits are realized within expected time periods; our ability to identify and acquire or in-license products and product candidates; ongoing and planned development programs, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and subsequent reports filed with the SEC.  Except as required by law, the company does not undertake any obligation to update any forward-looking statements as a result of new information, events or circumstances occurring after the date of this press release.

###

Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$161,843	$143,901
Investments	-	1,966
Accounts receivable	46,815	74,153
Inventories	16,008	14,661
Deferred tax assets, net	638	1,735
Income tax receivable, net	10,422	9,506
Restricted cash	-	220
Prepaid expenses and other current assets	7,489	8,276
Total current assets	243,215	254,418

Property, plant and equipment, net	224,894	208,973
In-process research and development	41,800	51,400
Goodwill	5,502	5,502
Assets held for sale	-	11,765
Deferred tax assets, net	11,016	13,999
Other assets	713	807

Total assets	$527,140	$546,864

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,301	$40,530
Accrued expenses and other current liabilities	1,623	1,170
Accrued compensation	13,980	20,884
Contingent value rights, current portion	-	1,748
Long-term indebtedness, current portion	4,057	5,360
Deferred revenue	1,504	1,362
Total current liabilities	44,465	71,054

Contingent value rights, net of current portion	-	3,005
Long-term indebtedness, net of current portion	58,140	54,094
Other liabilities	2,013	1,984
Total liabilities	104,618	130,137

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,203,917 and 36,002,698 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	36	36
Additional paid-in capital	225,231	220,654
Accumulated other comprehensive loss	(3,249)	(3,313)
Retained earnings	197,670	196,869
Total Emergent BioSolutions Inc. stockholders' equity	419,688	414,246
Noncontrolling interest in subsidiaries	2,834	2,481
Total stockholders' equity	422,522	416,727
Total liabilities and stockholders' equity	$527,140	$546,864

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2012	2011
	(Unaudited)
Revenues:
Product sales	$53,161	$71,479
Contracts and grants	17,218	16,662
Total revenues	70,379	88,141

Operating expense:
Cost of product sales	13,186	16,069
Research and development	30,645	31,481
Selling, general and administrative	17,895	20,384
Income from operations	8,653	20,207

Other income (expense):
Interest income	29	24
Interest expense	-	(6)
Other income (expense), net	907	(39)
Total other income (expense)	936	(21)

Income before provision for income taxes	9,589	20,186
Provision for income taxes	4,043	7,663
Net income	5,546	12,523
Net loss attributable to noncontrolling interest	2,086	1,687
Net income attributable to Emergent BioSolutions Inc.	$7,632	$14,210

Income per share - basic	$0.21	$0.40
Income per share - diluted	$0.21	$0.39

Weighted-average number of shares - basic	36,182,826	35,619,514
Weighted-average number of shares - diluted	36,556,697	36,667,452

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Six Months Ended June 30,
	2012	2011
	(Unaudited)
Revenues:
Product sales	$87,518	$77,076
Contracts and grants	33,172	29,598
Total revenues	120,690	106,674

Operating expense:
Cost of product sales	20,697	17,137
Research and development	56,891	66,240
Selling, general and administrative	37,387	38,596
Impairment of in-process research and development	9,600	-
Loss from operations	(3,885)	(15,299)

Other income (expense):
Interest income	54	59
Interest expense	(6)	(6)
Other income (expense), net	1,761	(40)
Total other income (expense)	1,809	13

Loss before provision for (benefit from) income taxes	(2,076)	(15,286)
Provision for (benefit from) income taxes	403	(4,636)
Net loss	(2,479)	(10,650)
Net loss attributable to noncontrolling interest	3,279	3,463
Net income (loss) attributable to Emergent BioSolutions Inc.	$800	$(7,187)

Income (loss) per share - basic	$0.02	$(0.20)
Income (loss) per share - diluted	$0.02	$(0.20)

Weighted-average number of shares - basic	36,114,400	35,400,906
Weighted-average number of shares - diluted	36,301,335	35,400,906

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:	(Unaudited)

Net loss	$(2,479)	$(10,650)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Stock-based compensation expense	5,425	5,150
Depreciation and amortization	4,909	4,514
Deferred income taxes	4,080	3,129
Non-cash development expenses from joint ventures	3,632	3,348
Change in fair value of contingent value rights	(3,005)	1,408
Impairment of in-process research and development	9,600	-
Impairment of long-lived assets	-	193
Excess tax benefits from stock-based compensation	1,247	(1,786)
Other	(55)	43
Changes in operating assets and liabilities:
Accounts receivable	27,338	(7,937)
Inventories	(1,347)	(4,540)
Income taxes	(2,163)	(8,408)
Prepaid expenses and other assets	888	1,401
Accounts payable	(7,068)	(1,143)
Accrued expenses and other liabilities	488	3
Accrued compensation	(6,900)	(10,160)
Deferred revenue	142	(3,973)
Net cash provided by (used in) operating activities	34,732	(29,408)
Cash flows from investing activities:
Purchases of property, plant and equipment	(30,921)	(16,795)
Proceeds from sale of assets	11,765	-
Proceeds from maturity of investments	1,966	2,250
Purchase of investments	-	(5,269)
Net cash used in investing activities	(17,190)	(19,814)
Cash flows from financing activities:
Proceeds from borrowings on long-term indebtedness	11,413	-
Issuance of common stock subject to exercise of stock options	401	8,695
Excess tax benefits from stock-based compensation	(1,247)	1,786
Principal payments on long-term indebtedness	(8,670)	(8,123)
Contingent value right payment	(1,748)	-
Release of restricted cash deposit	220	-
Net cash provided by financing activities	369	2,358

Effect of exchange rate changes on cash and cash equivalents	31	(61)

Net increase (decrease) in cash and cash equivalents	17,942	(46,925)
Cash and cash equivalents at beginning of period	143,901	169,019
Cash and cash equivalents at end of period	$161,843	122,094